Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees of the SCBT N.A. Employees’ Savings Plan:

We consent to the incorporation by reference of our report, dated June 27, 2008, related to the statement of net assets available for benefits of the SCBT N.A. Employees’ Savings Plan as of December 31, 2007, included in the annual report on Form 11-K of the SCBT N.A. Employees’ Savings Plan for the year ended December 31, 2008, into the registration statements on Form S-8 (File Nos. 333-26029 and 333-103708) filed by SCBT Financial Corporation with respect to the SCBT N.A. Employees’ Savings Plan.

/s/ J.W. Hunt and Company, LLP
J. W. Hunt and Company, LLP

Columbia, South Carolina
June 29, 2009